SEPARATION AGREEMENT

BY AND BETWEEN

WIZZARD SOFTWARE CORPORATION

AND

FUTURE HEALTHCARE OF AMERICA

DATED AS OF

June 22, 2012

Exhibits

Exhibit I - Tax Matters Agreement

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is dated as of June 22, 2012, by and between Wizzard Software Corporation, a Colorado corporation (“WZE”), and Future Healthcare of America, a Wyoming corporation and wholly owned subsidiary of WZE (“FHA”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of WZE (the “Board”) has determined that it is advisable and in the best interests of WZE and its stockholders to separate FHA from WZE (the “Separation”, “Split-Off,” or “Spin-off”), pursuant to the terms and subject to the conditions set forth in this Agreement, so that, following completion of the Separation, the FHA Business will be conducted by FHA as a separate, independent, publicly-traded company;

WHEREAS, WZE and the Board intend that all of the assets and liabilities of WZE and its subsidiaries attributed by the Board to FHA (and no other assets or liabilities of WZE or any subsidiary thereof) will be held by FHA or one of the wholly owned FHA Subsidiaries (as defined herein) once the Separation is consummated;

WHEREAS, to effect the Separation, (i) all of the assets attributed by the Board to FHA will be conveyed, licensed, assigned or otherwise transferred to FHA or one or more of the wholly owned FHA Subsidiaries, (ii) all liabilities of FHA will be assumed by, or will otherwise become the obligation or responsibility of, or the subject of any indemnity by, FHA or one or more of the wholly owned FHA Subsidiaries, and (iii) WZE will issue to all its shareholders on the Spinoff Date a pro rata distribution of the following (based on the number of shares outstanding as of June 15, 2012), as follows: 9,311,164 shares of FHA common stock on the 9,311,164 then-outstanding common shares of WZE;

WHEREAS, WZE maintains its Executive Offices at 5001 Baum Blvd Suite 770, Pittsburgh, PA 15213; and

WHEREAS, FHA maintains its Executive Offices at 1010 E.1st Street, Suite A, Casper, WY, 82601.

NOW, THEREFORE, in furtherance of the foregoing and in consideration of the mutual promises and undertakings contained herein and in any other document executed in connection with this Agreement, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 General. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

(a) “Action” shall mean any claim (whether or not filed), cause of action, suit, arbitration, or legal inquiry, demand, proceeding or investigation.

 (b) “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such specified Person.

(c) “Applicable Law” shall mean, with respect to any Person, all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and its business, properties and assets.

(d) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

(e) “Governmental Authority” shall mean any foreign, federal, state or local government, court, agency or commission or other governmental or regulatory body or authority.

(f) “Dividend Date” shall mean 12:01 a.m. on July 15, 2012; provided, however, that if the Registration Statement is not declared effective by the SEC on or prior to July 14, 2012, then the Dividend Date shall be at 12:01 a.m. on the first Business Day of next succeeding the Day in which the SEC has declared effective the Registration Statement. This is also referred to as the “Spinoff Date” or “Split-Off Date”.

(g) “Intellectual Property Rights” or “IPR” means all intangible property rights worldwide arising under statutory or common law, whether or not perfected, including, without limitation, all (1) patents, patent applications and patent rights; (2) divisions, continuations, continuations-in-part, renewals, reissues, re-examinations, continuing prosecutions, and extensions of the foregoing existing at a time in question, or thereafter filed, issued or acquired; (3) rights associated with works of authorship including copyrights, copyright applications, copyright registrations, and derivative works; and (4) Know-how.

(h) “Know-how” means confidential and/or proprietary technical and other information, whether patentable or not, including, without limitation, concepts, discoveries, inventions, modifications, improvements, data, results, designs, formulae, ideas, analyses, methods, techniques, assays, research plans, procedures, tests, processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, clinical, analytical and quality control data, reports, and summaries.

(i) “Registration Statement” shall mean the Registration Statement on Form S-1 to filed by WZE and FHA with the SEC, including any and all amendments thereto and supplements thereof, as contemplated by this Agreement, with respect to the shares of FHA to be issued on the Dividend Date, thus separating FHA from WZE.

(j) “SEC” shall mean the United States Securities and Exchange Commission.

(k) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

 (l) “Spinoff Date” or “Split-Off Date” shall mean 12:01 a.m. on July 15, 2012; provided, however, that if the Registration Statement is not declared effective by the SEC on or prior to July 14, 2012, then the Dividend Date shall be at 12:01 a.m. on the first Business Day of next succeeding the Day in which the SEC has declared effective the Registration Statement. This is also referred to as the “Dividend Date”.

ARTICLE II

ACTIONS TO BE TAKEN PRIOR TO THE DIVIDEND

Section 2.1 Business Separation.

(a) On or prior to the Dividend Date, WZE and FHA shall take or cause to be taken all actions necessary to cause the transfer, assignment, delivery, license or other transfer or conveyance to FHA or one or more wholly owned Subsidiaries of FHA designated by FHA of all right, title and interest in and to FHA Assets held by WZE.

(b) Following the spinoff, all rights, title and obligations, of the Parties with regard to the following assets/benefits shall belong to FHA:

The Cash balance held by FHA at the date of separation.

All Certificates of deposit held by FHA at the date of separation.

All prepaid expenses including retainers and security deposits.

All furniture, fixtures, computers, trade show booth and equipment.

All intercompany receivables from, payables to and investments in WZE.

 (c) The separation of FHA Assets from WZE, as contemplated by this Agreement, shall be effected in a manner that does not unreasonably disrupt either the FHA Business or the WZE Business. Notwithstanding the foregoing, WZE and FHA agree, and agree to cause their respective Subsidiaries, to use commercially reasonable efforts to obtain, before the Dividend Date, any Consents.

(d) Prior to the Dividend, WZE and FHA will use commercially reasonable efforts to amend, in form and substance reasonably satisfactory to FHA, all contractual arrangements between or among WZE, any of its Subsidiaries and any other Person that either (i) relate to the FHA Business or (ii) relate solely to the FHA Business, but, by their terms, contain provisions applicable to WZE, so that, after the Dividend Date, such contractual arrangements (x) will relate solely to the FHA Business and (y) will eliminate any provisions applicable to WZE or any Subsidiary and, in either event, will inure to the benefit of FHA on substantially the same economic terms as such arrangements exist as of the date hereof, but retain any benefits or rights (and related obligations) relating to WZE.

(e) Except as otherwise specifically set forth herein, the rights and obligations of the parties with respect to Taxes shall be governed exclusively by Article VIII of this Agreement and the Tax Matters Agreement. Accordingly, Taxes shall not be treated as Assets or Liabilities for purposes of, or otherwise be governed by, this Section 2.1.

Section 2.2 Securities Matters.

(a) Prior to the Dividend Date, WZE and FHA shall use their respective reasonable best efforts to cause the Registration Statement and any amendments or supplements thereto to be declared effective under the Securities Act. WZE and FHA shall also cooperate in preparing and filing with the SEC.

(b) Prior to the Dividend Date, FHA shall use commercially reasonable efforts to take all such actions as may be necessary or appropriate under state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) in connection with the transactions contemplated by this Agreement or the other Separation Documents.

Section 2.3 FHA Organizational Documents. On or prior to the Dividend Date, FHA shall take all actions reasonably necessary to amend and restate the certificate of incorporation and bylaws of FHA.

Section 2.4 Intercompany Accounts. WZE, on the one hand, and FHA, on the other hand, shall, to the extent practicable, prior to the Dividend, settle, cancel or otherwise eliminate all Intercompany Accounts. To the extent that it is not practicable for WZE and FHA to settle, cancel or otherwise eliminate all Intercompany Accounts prior to the Dividend, then each of WZE and FHA shall, promptly following the Dividend, settle, cancel or otherwise eliminate all Intercompany Accounts. For the avoidance of doubt, the provisions of this Section 2.4 shall not apply to any intercompany receivables, payables or other balances arising under any of the Separation Documents.

ARTICLE III

THE DIVIDEND

Section 3.1 Actions Prior to Dividend.

(a) Subject to the satisfaction, or to the extent permitted by Applicable Law, WZE shall establish the Dividend Date and any necessary or appropriate procedures in connection with the Dividend.

(b) WZE shall prepare and mail, prior to the Dividend Date, to all holders of its common and preferred stock, the Notice of Dividend. WZE and FHA will prepare, and FHA will, to the extent required under Applicable Law, file with the SEC any such documentation which WZE determines is necessary or desirable to effectuate the Dividend and WZE and FHA shall each use their respective reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.

Section 3.2 Prior to the Dividend Date, WZE shall send, or shall cause to be sent, to each holder of record of shares of WZE instructions for use in securing each holder’s FHA stock certificate, or book-entry shares in uncertificated form of FHA stock. To facilitate recordkeeping, withholding and other obligations, WZE and FHA agree to cooperate and share information following the Dividend in order to carry out the purposes of this Agreement.

Section 3.3 Closing. The closing of the Separation will take place on the Dividend Date and shall be effective at the close of business local time on the Dividend Date, unless the parties hereto agree in writing to another time, date and place.

ARTICLE IV

CONDITIONS

Section 4.1 Conditions to the Separation. The respective obligations of WZE and FHA to consummate the Separation are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of each of the following conditions:

(a) Business Separation. The transfer of FHA Assets to FHA or a wholly owned FHA Subsidiary pursuant to Article II hereof, shall have been affected and all of the conditions to the Dividend set forth in Article IV;

(b) Separation Documents. Each of WZE and FHA shall have executed and delivered each of the Separation Documents;

(c) Registration. The Registration Statement shall have been declared effective under the Securities Act, and shall not be the subject of any stop order or proceeding to seek a stop order;

(d) No Injunctions. No order, injunction or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of the Separation, the Dividend or any of the other transactions contemplated by this Agreement or any other Separation Document shall be in effect.

ARTICLE V

INTERCOMPANY BUSINESS RELATIONSHIPS

FOLLOWING THE SEPARATION

Section 5.1 Transition Services. Prior to or on the Dividend Date, WZE and FHA shall (A) bear its proportionate share of any costs, expenses and Liabilities arising out of or relating to the operation of such party’s business.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.1 FHA and WZE shall take all actions necessary so that FHA has established at or prior to the Dividend Date entered into, assumed or amended any Employee Arrangements, in each case, as the parties deem necessary and appropriate.

Section 6.2 Assumption and Retention of Liabilities.

(a) Except as otherwise expressly provided herein, FHA shall assume and agree to pay, perform, fulfill and discharge, and WZE shall have no responsibility for, (i) all Liabilities under any Employee Arrangements, (ii) all employment or service-related Liabilities with respect to (A) all FHA Employees (and their dependents and beneficiaries), (B) former FHA Employees (and their dependents and beneficiaries) whose last employment with WZE related primarily to the FHA Business and (C) any individual who is, or was, an independent contractor, temporary employee, consultant, leased employee, or non-payroll worker or in any other employment relationship primarily connected to the FHA Business, in each case, for periods during which such individuals were employees of or primarily performed services for the FHA Business.

Section 6.3 Payroll Taxes and Reporting. WZE and FHA shall, to the extent practicable, (i) treat FHA as a “successor employer” and WZE as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to FHA Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) cooperate with each other to avoid, to the extent possible, the filing of more than one IRS Form W-2 with respect to each FHA Employee for the calendar year in which the Dividend occurs. WZE and FHA shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate Governmental Authorities of compensation earned by their respective employees after the Dividend Date, including compensation related to the exercise of options.

Section 6.4 No Third Party Beneficiaries. Nothing contained in this Article VI, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement; (ii) shall alter or limit the ability of WZE or FHA, or any of their respective Affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them; (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Article VI, or any right to a particular term or condition of employment; or (iv) is intended to confer upon any Person (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

ARTICLE VII

INSURANCE MATTERS

Section 7.1 Policies to be Transferred. On or prior to the Dividend Date, FHA and WZE shall take all actions necessary to transfer to FHA any Insurance Arrangements listed applicable to FHA’s business.

Section 7.2 Administration; Other Matters. From and after the Dividend Date, WZE, on the one hand, and FHA and the FHA Subsidiaries, on the other hand, shall become responsible for coverage, at its sole cost and expense.

Section 7.3 Cooperation; Disagreements. The parties shall use commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

ARTICLE VIII

TAX MATTERS

Section 8.1 Tax Matters Agreement.

(a) On or before the Dividend Date, FHA and WZE shall enter into a Tax Matters Agreement, substantially in the form of Exhibit I (the “Tax Matters Agreement”) providing for the allocation and payment, following the Dividend Date, of any and all Liabilities relating to Taxes and other Tax matters.

(b) Except to the extent that this Section 8.1 or another provision of this Agreement expressly indicates, this Agreement shall not govern any Tax matters, and any and all Liabilities relating to Taxes shall be governed exclusively by the Tax Matters Agreement.

(c) Notwithstanding any other provision of the Tax Matters Agreement, all employment Taxes (including, but not limited to federal and state withholding Taxes, FICA, FUTA and state disability payments) for periods prior to the Dividend Date, relating to the employment of FHA Employees and WZE Transferred Employees, shall be obligations of FHA and, to the extent any payments with respect thereto are made by WZE following the Dividend Date, FHA shall reimburse WZE for such payments.

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.1 Retention of Records. Except as otherwise agreed in writing, or as otherwise provided in the Separation Documents, each of FHA and WZE shall use commercially reasonable efforts to preserve and keep (at such party’s sole cost and expense) all Information in such party’s possession or under its control relating directly and primarily to the business, Assets or Liabilities of the other, until the seventh anniversary of the Dividend Date, and until such time, shall not destroy any such Information without first using commercially reasonable efforts to notify the other party of the proposed destruction and giving the other party the opportunity to take possession of such Information prior to such destruction.

Section 9.2 Access to Information. From and after the Dividend Date, each of FHA and WZE shall afford to the other and to the other’s Representatives reasonable access and duplicating rights, during normal business hours and upon reasonable advance notice, to all Information within the possession or control of such party relating to the other party’s business, Assets or Liabilities or relating to or arising in connection with the relationship between the parties on or prior to the Dividend Date, insofar as such access is reasonably required for a reasonable purpose, subject to the provisions below regarding Privileged Information. Without limiting the foregoing and except as otherwise provided in the Separation Documents, Information may be requested for audit, accounting, claims, litigation and Tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

In furtherance of the foregoing:

(a) Each party hereto acknowledges that:

(i) Each of FHA and WZE has or may obtain Privileged Information;

(ii) there are a number of common matters affecting each or both of FHA and WZE, and each have a common legal interest in the preservation of the confidential status of the Proprietary Information relating to the business of FHA or Information or relating to or arising in connection with the relationship between the parties on or prior to the Dividend Date; and

(iv) both FHA and WZE intend that the Transactions contemplated hereby and by the other Separation Documents and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any applicable privilege.

(b) Each of FHA and WZE agrees not to disclose or otherwise waive any privilege attaching to any Privileged Information, or rights attaching to any Proprietary Information relating to the business of FHA and WZE, respectively, or relating to or arising in connection with the relationship between FHA and WZE on or prior to the Dividend Date, without providing prompt written notice to and obtaining the prior written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that FHA and WZE may make such disclosure or waiver with respect to Privileged Information, or rights any Proprietary Information if such Information relates solely to the pre-Separation business of the other.

Section 9.3 Confidentiality. The parties agree that with respect to Confidential Information, from and after the Dividend Date, (i) each of FHA and WZE shall, and shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives to, preserve the confidentiality of all such Confidential Information obtained by it prior to the Dividend Date or furnished to it pursuant to this Agreement or the other Separation Documents, (ii) neither FHA nor WZE shall, and each of FHA and WZE shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives not to, disclose or use such Confidential Information and (iii) FHA shall not, and shall use commercially reasonable efforts to cause its employees, Affiliates and Representatives not to, disclose or use any such Confidential Information obtained by it prior to the Dividend Date in connection with any Contract or other arrangement subject to a confidentiality agreement or other non-disclosure arrangement, which Contract or arrangement will not be assigned to or assumed by FHA pursuant to this Agreement, except, in each case, as is otherwise expressly permitted pursuant to this Agreement or the other Separation Documents. Notwithstanding anything in the foregoing to the contrary, both FHA and WZE may use, but not disclose without written mutual agreement, Corporate Information or Separation Information in carrying out the purposes of this Agreement and in the ordinary course of their respective businesses.

Section 9.4 Cooperation with Respect to Government Reports and Filings. WZE on the one hand, and FHA, on the other hand, agree to provide the other or their respective Affiliates, with such cooperation and Information as may be reasonably requested by the other in connection with the preparation or filing of any government report or other government filing contemplated by this Agreement or the other Separation Documents or in conducting any other government proceeding relating to the Transactions, or relating to or in connection with the relationship between the parties on or prior to the Dividend Date. Such cooperation and Information shall include, without limitation, promptly forwarding copies of appropriate notices and forms or other communications received from or sent to any Governmental Authority which relate to the other. Each party shall make its employees and facilities available during normal business hours and on reasonable prior notice to provide an explanation of any documents or Information provided hereunder.

Section 9.5 Certain Limitations with Respect to Information.

(a) Any Information owned by WZE, on the one hand, or FHA, on the other hand, that is provided to a requesting party pursuant to this Agreement or any other Separation Document shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

(b) A party providing Information hereunder or under any other Separation Document shall be entitled to be reimbursed by the requesting party for the reasonable out-of-pocket expenses, if any, of creating, gathering and copying such Information, to the extent that such costs are incurred for the benefit of the requesting party. Except as may be otherwise specifically provided elsewhere in this Agreement or in any of the Separation Documents, such costs shall be computed by the providing party using methodologies and procedures that bear a reasonable relationship to the actual cost of providing such Information.

(c) The rights and obligations granted under this Article IX are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any other Separation Document and in any applicable Contracts with third parties, as well as any restrictions and obligations imposed by Applicable Law (including with respect to medical and other information privacy rights of individuals).

Section 9.6 Protective Arrangements. Subject hereto, in the event that FHA or WZE receives any demand under lawful process or from any Governmental Authority to disclose or provide Confidential Information, or relating to or arising in connection with the relationship between the parties on or prior to the Dividend Date, that is subject to the confidentiality provisions hereof or otherwise constitutes Privileged Information, such party shall notify the other party prior to disclosing or providing such Confidential Information in order to enable the other party to seek an appropriate protective order or other remedy, or to take steps to resist or narrow the scope of such request or legal process, and the Person that received such request shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such requesting party. If a protective order or other remedy is not obtained and disclosure of such Confidential Information is required, the Person that received such request may so disclose only that portion of such Confidential Information that such Person has been advised by counsel is legally required. In any such event the disclosing Person will use commercially reasonable efforts to ensure that all such Confidential Information and other information that is so disclosed will be afforded confidential treatment.

Section 9.7 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws, regulations and agreements to consummate and make effective the Transactions contemplated by this Agreement and the other Separation Documents. Without limiting the foregoing, each party hereto shall cooperate with the other party, and execute and deliver, or use reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to obtain all Consents under any permit, license, agreement, indenture or other instrument, and take all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Separation Documents, in order to effectuate the provisions and purposes of this Agreement and the other Separation Documents and the transfers of FHA Assets and the other Transactions contemplated hereby and thereby. Without limiting the foregoing, each party will, at the reasonable request of any other party, take such other actions as may be reasonably necessary to vest in such other party all of its right, title and interest in and to all Assets to be transferred to such other party pursuant to the terms of this Agreement, free and clear of any encumbrance, if and to the extent it is practicable to do so. Notwithstanding the foregoing or anything in this Agreement or any other Separation Document to the contrary, no Group shall be required to make any payment, incur or become subject to any Liability, agree to any restriction, occur any event that would be adverse to it in order to obtain any such Consent.

Section 9.8 Continuing Indemnification Obligation. Following the Dividend Date, WZE shall honor the rights of any director, officer or employee of FHA to seek indemnification under any certificate of incorporation or bylaws of WZE or any of its predecessors or Subsidiaries, or under any indemnification agreements or arrangements, arising out of or relating to actions or inactions of such directors or officers prior to the Dividend Date.

ARTICLE X

MUTUAL RELEASE – NO REPRESENTATIONS OR WARRANTIES

Section 10.1 Mutual Release. From and after the Dividend Date and except as specifically set forth in this Agreement or any of the other Separation Documents, EACH OF FHA, ON THE ONE HAND, AND WZE, ON THE OTHER HAND (ON ITS OWN BEHALF AND ON BEHALF OF ITS RESPECTIVE SUBSIDIARIES, SUCCESSORS AND ASSIGNS), RELEASES AND FOREVER DISCHARGES THE OTHER AND ITS AFFILIATES AND ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, RECORD AND BENEFICIAL SECURITY HOLDERS (INCLUDING, WITHOUT LIMITATION, TRUSTEES AND BENEFICIARIES OF TRUSTS HOLDING SUCH SECURITIES), ADVISORS AND REPRESENTATIVES (IN THEIR RESPECTIVE CAPACITIES AS SUCH) AND THEIR RESPECTIVE HEIRS, EXECUTORS, ADMINISTRATORS, SUCCESSORS AND ASSIGNS (COLLECTIVELY, THE “RELEASED PARTIES”), OF AND FROM ALL DEBTS, DEMANDS, ACTIONS, CAUSES OF ACTION, SUITS, ACCOUNTS, COVENANTS, CONTRACTS, AGREEMENTS, DAMAGES, CLAIMS (INCLUDING, WITHOUT LIMITATION, CLAIMS FOR DIRECT, CONSEQUENTIAL, EXEMPLARY, TREBLE AND PUNITIVE DAMAGES) AND LIABILITIES WHATSOEVER OF EVERY NAME AND NATURE, BOTH IN LAW AND IN EQUITY, WHICH THE RELEASING PARTY HAS OR EVER HAD, WHICH ARISE OUT OF OR RELATE TO, IN WHOLE OR IN PART, (A) THE BUSINESS, ASSETS, LIABILITIES AND OPERATIONS OF THE OTHER PARTY AND ITS SUBSIDIARIES AND (B) EVENTS, CIRCUMSTANCES OR ACTIONS, WHETHER

KNOWN OR UNKNOWN, TAKEN BY SUCH OTHER PARTY OCCURRING OR FAILING TO OCCUR, OR ANY CONDITIONS EXISTING, ON OR PRIOR TO THE DIVIDEND DATE; provided, however, that the foregoing general release shall not apply to (a) any party’s rights to enforce this Agreement or the other Separation Documents or any of the instruments delivered pursuant to this Agreement or the other Separation Documents; (b) any Liability the release of which would result in the release of any Person other than a Released Party (provided that the parties agree not to bring suit or permit any of their Affiliates to bring suit against any Released Party with respect to any Liability to the extent such Released Party would be released with respect to such Liability by this Section 10.1 but for this clause (b)); (c) any Liability for the unpaid purchase price for the sale, lease, construction or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by one party from the other party prior to the Dividend Date; (d) any Liability for unpaid amounts for products or services or refunds owing on products or services due on a value-received basis for work done by one party at the request or on behalf of the other party; or (e) any Liability that the parties may have with respect to indemnification or contribution pursuant to this Agreement for claims brought against the parties by third Persons, which Liability shall be governed by the provisions of Article XI and, if applicable, the appropriate provisions of the other Separation Documents. The parties hereto acknowledge that the foregoing general release shall not apply to any Liabilities or obligations assigned by the parties to third parties prior to the Dividend Date. Nothing in this Agreement shall impair any of the rights of any directors, officers or employees of WZE or FHA, or any of their respective Subsidiaries, to seek indemnification under any certificate of incorporation or bylaws of WZE or any of its predecessors or Subsidiaries, or under any indemnification agreements, arising out of or relating to actions or inactions of such directors, officers or employees prior to the Dividend Date.

Section 10.2 Waiver of Conflict. The parties acknowledge that FHA, on the one hand, and WZE, on the other hand, are both currently represented by attorneys employed by WZE. FHA, on the one hand, and WZE, on the other hand, waives any conflict with respect to such common representation that may arise before, at or after the Dividend Date.

Section 10.3 No Representations or Warranties. FHA agrees and acknowledges that neither WZE nor any of the Subsidiaries is, in this Agreement or in any other agreement or document, making any representation or warranty to FHA as to any aspect of FHA, FHA Assets or FHA Liabilities or as to any Consents, it being understood and agreed that FHA shall take FHA Assets, and shall assume, perform and discharge FHA Liabilities, on an “AS IS, WHERE IS” basis. WZE agrees and acknowledges that neither FHA nor any of the FHA Subsidiaries nor any of their respective Affiliates is, in this Agreement or in any other agreement or document, making any representation or warranty to WZE as to any Consents. FHA and the FHA Subsidiaries shall bear the economic and legal risk that any conveyance of FHA Assets contemplated hereby shall be insufficient to convey anything more than all of WZE’s right, title and interest to the applicable FHA Assets.

ARTICLE XI

INDEMNIFICATION

Section 11.1 FHA’s Agreement to Indemnify WZE. Subject to the terms and conditions set forth in this Agreement, from and after the Dividend Date, FHA shall indemnify, defend and hold harmless WZE and their respective successors and assigns (collectively, the “WZE Corporate Indemnified Parties”) from, against and in respect of any and all Indemnifiable Losses of the WZE Corporate Indemnified Parties arising out of, relating to or resulting from, directly or indirectly:

(a) the failure of FHA, any FHA Subsidiary or any other Person to pay, perform, satisfy or otherwise promptly discharge any FHA Liabilities in accordance with their respective terms, whether prior to or after the Dividend Date or the date hereof;

(b) FHA, any FHA Liability, and any FHA Asset;

(c) FHA’s failure to observe from and after the Dividend Date its obligations under this Agreement or any of the other Separation Documents;

(d) Any and all Liabilities arising out of or relating to the Separation, the Dividend, and/or the Registration Statement including, without limitation, any amounts it is required to pay to the Indemnified Parties pursuant to Section 11.3 hereof (together, the “Transaction Liabilities”) and (ii) all amounts WZE is required to pay to directors of FHA pursuant to any indemnification agreements (in addition to any indemnification provided for in Section 11.1(c) above, but only to the extent not arising out of or relating to a WZE Indemnified Party’s failure to perform its obligations arising out of or relating thereto);

 (e) Liabilities arising out of or relating to the oversight and/or management of the businesses and affairs of WZE (collectively, the “WZE Management Activities”) prior to the Dividend Date; provided, that FHA’s responsibility for any such Liabilities shall be based on an equitable allocation of such Liabilities between FHA and WZE, based on the extent to which, as applicable: (i) such Liabilities arose out of or relate to the FHA Business, FHA Assets, and/or FHA Liabilities prior to the Dividend Date, on the one hand, and the WZE Business, the WZE Assets, and/or the WZE Liabilities prior to the Dividend Date, on the other hand, and/or (ii) FHA or WZE, as the case may be, benefited from the relevant WZE Management Activities prior to the Dividend Date.

Section 11.2 WZE’s Agreement to Indemnify FHA. Subject to the terms and conditions set forth in this Agreement, from and after the Dividend Date, WZE shall indemnify, defend and hold harmless FHA and the FHA Subsidiaries and their respective successors and assigns (collectively, the “FHA Corporate Indemnified Parties”) from, against and in respect of any and all Indemnifiable Losses of the FHA Corporate Indemnified Parties arising out of, relating to or resulting from, directly or indirectly:

(a) the failure of FHA to pay, perform, satisfy or otherwise promptly discharge any FHA Liabilities in accordance with their respective terms, whether prior to or after the Dividend Date or the date hereof;

(b) WZE’s failure to observe from and after the Dividend Date its obligations under this Agreement or any of the other Separation Documents;

(c) Liabilities arising out of or relating to the WZE Management Activities prior to the Dividend Date; provided, that WZE’s responsibility for any such Liabilities shall be based on an equitable allocation of such Liabilities between FHA and WZE, based on the extent to which, as applicable: (i) such Liabilities arose out of or relate to the FHA Business, FHA Assets, and/or FHA Liabilities prior to the Dividend Date, on the one hand, and the WZE Business, the WZE Assets, and/or the WZE Liabilities prior to the Dividend Date, on the other hand, and/or (ii) FHA or WZE as the case may be, benefited from the relevant WZE Management Activities prior to the Dividend Date.

Section 11.3 Agreement to Indemnify Officers, Directors and Others. From and after the Dividend Date, each of WZE and FHA shall jointly and severally indemnify, defend and hold harmless each of the officers, directors, employees, agents and advisors of WZE, and FHA, and their respective successors and assigns (such WZE indemnified parties, collectively with the WZE Corporate Indemnified Parties, the “WZE Indemnified Parties”, and such FHA indemnified parties, collectively with the FHA Corporate Indemnified Parties, the “FHA Indemnified Parties”) from, against and in respect of any and all Indemnifiable Losses arising out of, relating to or resulting from, directly or indirectly, the Transaction Liabilities.

Section 11.4 Other Liabilities. This Article XI shall not be applicable to: any Indemnifiable Losses relating to, arising out of or due to any breach of the provisions of any other Contract (other than this Agreement or the other Separation Documents) between or among WZE, on the one hand, and FHA and any of the FHA Subsidiaries, on the other hand, which shall be governed by the terms of such other Contract.

ARTICLE XII

TERMINATION AND AMENDMENT

Section 12.1 Termination at any Time by Board Approval. This Agreement may be terminated and the Transactions, including, without limitation, the Separation and the Dividend, may be abandoned, in the sole discretion of the Board of Directors of WZE.  In the event of such termination, no party hereto or to any other Separation Document shall have any Liability to any Person by reason of this Agreement or any other Separation Document.

Section 12.2 Amendment. Prior to the Dividend, this Agreement may be amended, modified or supplemented at any time as determined by the Board of Directors of WZE, and shall be evidenced by a written agreement signed by all of the parties hereto. Following the Dividend, this Agreement may be amended, modified or supplemented at any time only by the parties hereto through a written agreement signed by all of the parties hereto.

ARTICLE XIII

DISPUTE RESOLUTION

Section 13.1 Dispute Resolution Procedures. If a controversy, claim or dispute of whatever nature arising out of or relating to this Agreement or any of the other Separation Documents or the breach, termination, enforceability or validity thereof which has not been resolved in the normal course of business arises between the parties (a “Dispute”), the parties agree to use and follow the dispute resolution procedures of this Article XIII, except where an injunction, specific performance or other equitable relief is sought. At such time as the Dispute is resolved under this Article XIII, interest (at a rate per annum, compounded daily, equal to the Prime Rate) shall be paid to the party receiving any disputed monies to compensate for the lapsed time between the date such disputed amount originally was paid or should have been paid through the date monies are paid in settlement of the Dispute.

Section 13.2 Mediation. If any Dispute has not been resolved by the parties, the parties agree that such Dispute shall be referred to mediation. Unless the parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the parties. Within fifteen (15) Business Days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one mediation session of at least four (4) hours, it being agreed that each party representative attending such mediation session shall be a Senior Party Representative or member of the board of directors with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either party may give the other and the mediator a written notice declaring the mediation process at an end.

Section 13.2 Costs. The costs of any mediation or arbitration pursuant to this Article XIII shall be shared equally between WZE and FHA; provided, however, that each party shall be responsible for its own costs and expenses, including without limitation, legal fees incurred in connection therewith.

Section 13.3 Confidentiality. All negotiations, conferences, discussions, mediation and arbitration shall be Confidential Information. All negotiations, conferences, discussions and mediation shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences, discussions and mediation that is not otherwise independently discoverable, shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future mediation, arbitration, litigation or any other judicial or administrative proceeding.

ARTICLE XIV

GENERAL PROVISIONS

Section 14.1 Expenses. Except to the extent otherwise provided for in the Separation Documents, all out-of-pocket costs and expenses with respect to the Transactions contemplated hereby and by the other Separation Documents (i) incurred on or prior to the Dividend Date, shall be borne by WZE, and (ii) incurred following the Dividend Date, shall be borne by the party incurring such expense.

Section 14.2 Late Payments. Except as expressly provided to the contrary in this Agreement or in any other Separation Document, any amount not paid when due pursuant to this Agreement or any other Separation Document (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of such bill, invoice or other demand) shall accrue interest at a rate per annum, compounded daily, equal to the Prime Rate.

Section 14.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Colorado, without reference to choice of law principles, including matters of construction, validity and performance.

Section 14.4 Notices. All notices, requests, demands, waivers and communications required or permitted to be given under this Agreement shall be in writing (which shall include notice by telecopy or like transmission) and shall be deemed given (i) on the day delivered (or if that day is not a Business Day, on the first following Business Day) when (x) delivered personally against receipt or (y) sent by overnight courier, (ii) on the day when transmittal confirmation is received if sent by telecopy (or if that day is not a Business Day, on the first following Business Day) and (iii) on the third Business Day after mailed by certified or registered first-class mail to the parties at the parties’ business addresses (or to such other addresses as a party may have specified by notice given to the other parties hereto pursuant to this provision).

Section 14.5 Third-Party Beneficiaries. Except as provided herein with respect to indemnification of FHA Indemnified Parties and WZE Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

Section 14.6 Entire Agreement. This Agreement and the other Separation Documents, and all schedules, appendices, certificates, instruments and agreements delivered pursuant hereto and thereto, contain the entire understanding of the parties hereto and thereto with respect to the subject matter contained herein and therein, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 14.7 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “Articles”, “Sections”, or “Appendices” shall be deemed to be references to Articles or Sections hereof or Appendices hereto unless otherwise indicated.

Section 14.8 Schedules. All Exhibits referenced in this Agreement and attached hereto are incorporated into this Agreement by reference and made a part hereof.

Section 14.9 Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14.10 Parties in Interest; Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon FHA and WZE and their respective Subsidiaries, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement.

Section 14.11 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 14.12 Remedies. The parties agree that money damages or other remedy at law would not be a sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including specific performance, without bond or other security being required.

Section 14.13 Force Majeure. No party shall be deemed in default of this Agreement or any other Separation Document to the extent that any delay or failure in the performance of its obligations under this Agreement or any other Separation Document results from any cause beyond its reasonable control and without its fault or negligence, such as acts of God, acts of civil or military authority, embargoes, epidemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, power failures, communication failures including internet disruptions, equipment failures, labor problems or unavailability of parts. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 14.14 Waivers of Default. Waiver by any party of any default by any other party of any provision of this Agreement or any other Separation Document (a) shall be effective only if in writing; and (b) if given, shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

Section 14.15 Interpretation. In the event of a conflict between a provision of this Agreement and any provision of any other Separation Document, any specific provision of the applicable Separation Document shall control. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement taken as a whole (including all of the Schedules, Exhibits and Appendices hereto) and not to any particular provision of this Agreement. Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement unless otherwise specified. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive. The term “dollars” and “$” shall mean United States dollar.

IN WITNESS WHEREOF, each of the parties has caused this Separation Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

WIZZARD SOFTWARE CORPORATION

By:	/s/ Christopher Spencer
Name:	Christopher Spencer
Title:	President and CEO

FUTURE HEALTHCARE OF AMERICA

By:	/s/ Christopher Spencer
Name:	Christopher Spencer
Title: President and CEO